EXCHANGE AGREEMENT


                                     Between

                         TROPICAL LEISURE RESORTS, INC.
                       (Formerly Maxum Development, Inc.)

                                       and

                         AMBASSADOR CASINO CRUISES, INC.




                            Dated September 24, 2001

                                TABLE OF CONTENTS


ARTICLE I REPRESENTATIONS, COVENANTS, AND WARRANTIES OF AMBASSADOR CASINO CRUISES, INC.

             1.01        Organization                                         1
             1.02        Capitalization                                       1
             1.03        Subsidiaries and Predecessor Corporations            1
             1.04        Financial Statements                                 1
             1.05        Information                                          2
             1.06        Options and Warrants                                 2
             1.07        Absence of Certain Changes or Events                 2
             1.08        Title and Related Matters                            3
             1.09        Litigation and Proceedings                           3
             1.10        Contracts                                            3
             1.11        Material Contract Defaults                           4
             1.12        No Conflict With Other Instruments                   4
             1.13        Governmental Authorizations                          4
             1.14        Compliance With Laws and Regulations                 4
             1.15        Insurance                                            4
             1.16        Approval of Agreement                                4
             1.17        Material Transactions or Affiliations                4
             1.18        Labor Relations                                      4
             1.19        Grill Concepts Schedules                             5
             1.20        Bank Accounts; Power of Attorney                     5
             1.21        Valid Obligation                                     6

ARTICLE II REPRESENTATIONS, COVENANTS, AND WARRANTIES OF TROPICAL LEISURE RESORTS, INC.

             2.01        Organization                                         6
             2.02        Capitalization                                       6
             2.03        Subsidiaries and Predecessor Corporations            6
             2.04        Securities Filings; Financial Statements             6
             2.05        Information                                          7
             2.06        Options and Warrants                                 7
             2.07        Absence of Certain Changes or Events                 7
             2.08        Title and Related Matters                            8
             2.09        Litigation and Proceedings                           8
             2.10        Contracts                                            8
             2.11        Material Contract Defaults                           9
             2.12        No Conflict With Other Instruments                   9
             2.13        Governmental Authorizations                          9
             2.14        Compliance With Laws and Regulations                 9
             2.15        Insurance                                            9
             2.16        Approval of Agreement                                9
             2.17        Continuity of Business Enterprises                   9
             2.18        Material Transactions or Affiliations                9
             2.19        Labor Relations                                      9
             2.20        Tropical Schedules                                  10
             2.21        Bank Accounts; Power of Attorney                    10
             2.22        Valid Obligation                                    11

ARTICLE III PLAN OF EXCHANGE

             3.01         The Exchange                                       11
             3.02         Anti-Dilution                                      11
             3.03         Closing                                            11
             3.04         Closing Events                                     11
             3.05         Termination                                        11

ARTICLE IV SPECIAL COVENANTS

             4.01         Access to Properties and Records                   13
             4.02         Delivery of Books and Records                      13
             4.03         Third Party Consents and Certificates              13
             4.04         Name Change and Increase in Authorized Capital     13
             4.05         Tropical Shareholder Meeting                       13
             4.06         Consent of NCC Shareholders                        13
             4.07         Designation of Directors and Officers              13
             4.08         Exclusive Dealing Rights                           13
             4.09         Actions Prior to Closing                           14
             4.10         Sales Under Rule 144 or 145, If Applicable         15
             4.11         Indemnification                                    15
             4.12         Limitation of Subsequent Corporate Actions         16
             4.13         Indemnification of Subsequent Corporate Actions    16

ARTICLE V CONDITIONS PRECEDENT TO OBLIGATIONS OF Maxum

             5.01         Accuracy of Representations and Performance of
                          Covenants                                          16
             5.02         Officer's Certificates                             16
             5.03         No Material Adverse Change                         17
             5.04         Good Standing                                      17
             5.05         Approval by NCC Shareholders                       17
             5.06         No Governmental Prohibitions                       17
             5.07         Consents                                           17
             5.08         Other Items                                        17

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF NCC AND THE NCC SHAREHOLDERS

             6.01          Accuracy of Representations and Performance of
                           Covenants                                         17
             6.02          Officer's Certificate                             18
             6.03          No Material Adverse Change                        18
             6.04          Good Standing                                     18
             6.05          No Governmental Prohibition                       18
             6.06          Consents                                          18
             6.07          Other Items                                       18

ARTICLE VII MISCELLANEOUS

             7.01          Brokers                                           18
             7.02          Governing Law                                     18
             7.03          Notices                                           18
             7.04          Attorney's Fees                                   19
             7.05          Confidentiality                                   19
             7.06          Public Announcements and Filings                  19
             7.07          Schedules; Knowledge                              19
             7.08          Third Party Beneficiaries                         19
             7.09          Expenses                                          19
             7.10          Entire Agreement                                  19
             7.11          Survival; Termination                             19
             7.12          Counterparts                                      19
             7.13          Amendment or Waiver                               20
             7.14          Best Efforts                                      20

                               EXCHANGE AGREEMENT


     THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this day of September, 2001 by and between TROPICAL LEISURE RESORTS, INC., a Nevada corporation (hereinafter referred to as "Tropical")and AMBASSADOR CASINO CRUISES, INC., a Florida corporation (hereinafter referred to as "Ambassador"), upon the following premises:

                                    Premises

     WHEREAS, Tropical is a publicly held corporation organized under the laws of the State of Nevada;

     WHEREAS, Ambassador is a limited liability corporation organized under the laws of the State of Florida;

     WHEREAS, management of the constituent corporations have determined that it is in the best interest of the parties that Tropical acquire 100% of the issued and outstanding securities of Ambassador in exchange for the issuance of certain shares of Tropical (the "Exchange") and Ambassador agreed to use its best efforts to cause its shareholders (the "Ambassador Shareholders") to exchange their securities of Ambassador on the terms described herein; and

     WHEREAS, Tropical and Ambassador desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

                                    Agreement

     NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                    ARTICLE I

            REPRESENTATIONS, COVENANTS, AND WARRANTIES OF AMBASSADOR

     As an inducement to, and to obtain the reliance of Tropical,  except as set
forth  on  the  Ambassador  Schedules  (as  hereinafter   defined),   Ambassador
represents and warrants as follows:

     Section 1.01 Organization. Ambassador is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the Ambassador Schedules are complete and correct copies of the articles of incorporation, and bylaws of Ambassador as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Ambassador' articles of incorporation or bylaws. Ambassador has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. Ambassador has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

     Section 1.02 Capitalization. The authorized capitalization of Ambassador consists of 50,000shares of common stock, $.01 par value, of which 2 shares are currently issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

     Section 1.03 Subsidiaries and Predecessor Corporations. Ambassador does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 1.03. For purposes hereinafter, the term "Ambassador" also includes those subsidiaries, if any, set forth on Schedule 1.03.

         Section 1.04      Financial Statements.
                           --------------------

         (a) Included in the Ambassador Schedules are (i) the unaudited balance sheets and the related statements of operations of Ambassador as of and for the six months ended June 30, 2001, and (ii) the audited balance sheets of Ambassador as successor in interest as of December 31, 1999 and 2000, and the related audited statements of operations, stockholders' equity and cash flows for the two fiscal years ended December 31, 1999 and 2000 together with the notes to such statements and the opinion of Rachlin, Cohen & Holtz, LLP, independent certified public accountants, with respect thereto.

         (b) All such financial statements have been prepared in accordance with generally accepted accounting principles. The Ambassador balance sheets present a true and fair view as of the dates of such balance sheets of the financial condition of Ambassador. Ambassador did not have, as of the dates of such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Ambassador in accordance with generally accepted accounting principles.

         (c) Ambassador has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

         (d) Ambassador has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

         (e) The books and records, financial and otherwise, of Ambassador are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

         (f) All of Ambassador' assets are reflected on its financial statements, and, except as set forth in the Ambassador Schedules or the financial statements of Ambassador or the notes thereto, Ambassador has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

         Section 1.05 Information. The information concerning Ambassador set forth in this Agreement and in the Ambassador Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Ambassador has fully disclosed in writing to Tropical (through this Agreement or the Ambassador Schedules) all information relating to matters involving Ambassador or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $25,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of Ambassador or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on Ambassador, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

         Section 1.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued Ambassador common stock, except options, warrants, calls or commitments, if any, to which Ambassador is not a party and by which it is not bound.

         Section 1.07 Absence of Certain Changes or Events. Except as set forth in this Agreement or the Ambassador Schedules, since June 30, 2001:

         (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Ambassador or (ii) any damage, destruction, or loss to Ambassador (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Ambassador;

         (b) Ambassador has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Ambassador; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

         (c) Ambassador has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Ambassador balance sheet, and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby;
         (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Ambassador; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

         (d) to the best  knowledge  of  Ambassador,  Ambassador  has not become subject  to any  law  or  regulation  which  materially  and  adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of Ambassador.

         Section 1.08 Title and Related Matters. Ambassador has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent Ambassador balance sheet or acquired after that date (except properties, inventory, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business) free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Ambassador Schedules. Except as set forth in the Ambassador Schedules,
Ambassador owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with Ambassador' business. Except as set forth in the Ambassador Schedules, no third party has any right to, and Ambassador has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of Ambassador or any material portion of its properties, assets, or rights.

         Section 1.09 Litigation and Proceedings. Except as set forth in the Ambassador Schedules, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Ambassador after reasonable investigation, threatened by or against Ambassador or affecting Ambassador or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Ambassador does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

          Section 1.10     Contracts.
                           ---------

         (a) Except as included or described in the Ambassador Schedules, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Ambassador is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least fifty thousand dollars ($50,000));

         (b) All contracts, agreements, franchises, license agreements, and other commitments to which Ambassador is a party or by which its properties are bound and which are material to the operations of Ambassador taken as a whole are valid and enforceable by Ambassador in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

         (c) Ambassador is not a party to or bound by, and the properties of Ambassador are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of Ambassador; and

         (d) Except as included or described in the Ambassador Schedules or reflected in the most recent Ambassador balance sheet, Ambassador is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money,
         (iv) guaranty of any obligation, other than one on which Ambassador is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Ambassador.

         Section 1.11 Material Contract Defaults. Ambassador is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of Ambassador and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Ambassador has not taken adequate steps to prevent such a default from occurring.

         Section 1.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Ambassador is a party or to which any of its properties or operations are subject.

         Section 1.13 Governmental Authorizations. Except as set forth in the Ambassador Schedules, Ambassador has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Ambassador of this Agreement and the consummation by Ambassador of the transactions contemplated hereby.

         Section 1.14 Compliance With Laws and Regulations. Except as set forth in the Ambassador Schedules, to the best of its knowledge Ambassador has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Ambassador or except to the extent that noncompliance would not result in the occurrence of any material liability for Ambassador.

         Section 1.15 Insurance. All of the properties of Ambassador are fully insured for their full replacement cost.

         Section 1.16 Approval of Agreement. The board of directors of Ambassador has authorized the execution and delivery of this Agreement by Ambassador and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Ambassador Shareholders that the Exchange be accepted by them.

         Section 1.17 Material Transactions or Affiliations. Set forth in the Ambassador Schedules is a description of every contract, agreement, or arrangement between Ambassador and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by Ambassador to own beneficially, 5% or more of the issued and outstanding common stock of Ambassador and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. Except as disclosed in the Ambassador Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of Ambassador has, or has had since inception of Ambassador, any known interest, direct or indirect, in any transaction with Ambassador which was material to the business of Ambassador. There are no commitments by Ambassador, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

         Section 1.18 Labor Relations. Ambassador has not had work stoppage resulting from labor problems. To the knowledge of Ambassador, no union or other collective bargaining organization is organizing or attempting to organize any employee of Ambassador.

         Section 1.19 Ambassador Schedules. Ambassador has delivered to Tropical the following schedules, which are collectively referred to as the "Ambassador Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Ambassador as complete, true, and correct as of the date of this Agreement in all material respects:

     (a) a schedule containing complete and correct copies of the articles of incorporation, and bylaws of Ambassador in effect as of the date of this Agreement;

     (b) a schedule containing the financial statements of Ambassador identified in paragraph 1.04(a);

     (c) a Schedule 1.19(c) containing a list indicating the name and address of each shareholder of Ambassador together with the number of shares owned by him, her or it;

     (d) a schedule containing a description of all real property owned by Ambassador, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

     (e) copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which Ambassador carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of Ambassador);

     (f) a schedule listing the accounts receivable and notes and other obligations receivable of Ambassador as of June 30, 2001, or thereafter other than in the ordinary course of business of Ambassador, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which are in the aggregate material and due to or claimed by such debtor;

     (g) a schedule listing the accounts payable and notes and other obligations payable of Ambassador as of June 30, 2001, or that arose thereafter other than in the ordinary course of the business of Ambassador, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by Ambassador respecting such obligations;

     (h) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Ambassador since June 30, 2001, required to be provided pursuant to section
     1.07 hereof; and

     (i) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Ambassador Schedules by Sections 1.01 through 1.18.

         Ambassador shall cause the Ambassador Schedules and the instruments and data delivered to Tropical hereunder to be promptly updated after the date hereof up to and including the Closing Date.

         It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by Ambassador. Ambassador shall have until October 31, 2001 to provide such schedules. If Ambassador cannot or fails to do so, or if Tropical acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, Tropical may terminate this Agreement by giving written notice to Ambassador within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, Tropical may consider a disclosure in the Ambassador Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial statements listed in Section 1.04(a), taken as a whole.

         Section 1.20 Bank  Accounts;  Power of Attorney.  Set forth in Schedule
1.20 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Ambassador within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Ambassador, (b) all safe deposit boxes and other similar custodial arrangements maintained by Ambassador within the past twelve (12) months, and (c) the names of all persons holding powers of attorney from Ambassador or who are otherwise authorized to act on behalf of Ambassador with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

         Section 1.21 Valid Obligation. This Agreement and all agreements and other documents executed by Ambassador in connection herewith constitute the valid and binding obligation of Ambassador, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

                                   ARTICLE II

             REPRESENTATIONS, COVENANTS, AND WARRANTIES OF TROPICAL

         As an inducement to, and to obtain the reliance of Ambassador and the Ambassador Shareholders, except as set forth in the Tropical Schedules (as hereinafter defined), Tropical represents and warrants as follows:

         Section 2.01 Organization. Tropical is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Tropical Schedules are complete and correct copies of the certificate of incorporation and bylaws of Tropical as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Tropical's certificate of incorporation or bylaws. Tropical has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Tropical has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

         Section  2.02  Capitalization.   Tropical's  authorized  capitalization
consists of 100,000,000 shares of common stock, par value $.001 of which 7,071,492 shares are issued and outstanding (the "Original Tropical Shares") and 5,000,000 shares of preferred stock, $.001 par value of which none are issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

         Section 2.03 Subsidiaries and Predecessor Corporations. Tropical does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 2.03. For purposes hereinafter, the term "Tropical" also includes those subsidiaries, if any, set forth on Schedule 2.03.

         Section 2.04      Securities Filings; Financial Statements.

         (a) For at least the past twelve months Tropical has timely filed all forms, reports and documents required to be filed with the Securities and Exchange Commission, and has heretofore delivered to Ambassador, in the form filed with the Commission, (i) all quarterly and annual reports on Forms 10-QSB and 10-KSB filed since June 30, 1999, (ii) all other reports filed by Tropical with the Securities and Exchange Commission since June 30, 1999 (collectively, the "SEC Reports") and
         (iii) all comment letters from the Securities and Exchange Commission with respect to the SEC Reports. The SEC Reports (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934 or the Securities Act of 1933, as appropriate, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Included in the Tropical Schedules are (i) the unaudited balance sheets of Tropical and the related statements of operations and cash flows as of and for the six months ended June 30, 2001 and (ii) the audited balance sheets of Tropical as of December 31, 1999 and 2000, and the related audited statements of operations, stockholders' equity and cash flows for the two fiscal years ended December 31, 1999 and December 31, 2000, together with the notes to such statements and the opinion of ___________________________, independent certified public accountants, with respect thereto, all as set forth in the SEC Reports.

         (c) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Tropical balance sheets present fairly as of their respective dates the financial condition of Tropical. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Tropical had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Tropical, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

         (d) Tropical has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

         (e) Tropical has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

         (f) The books and records, financial and otherwise, of Tropical are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

         (g) All of Tropical's assets are reflected on its financial statements, and, except as set forth in the Tropical Schedules or the financial statements of Tropical or the notes thereto, Tropical has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

         Section 2.05 Information. The information concerning Tropical set forth in this Agreement and the Tropical Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Tropical has fully disclosed in writing to Ambassador (through this Agreement or the Tropical Schedules) all information relating to matters involving Tropical or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $25,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of Tropical or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on Tropical, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

     Section 2.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Tropical.

     Section 2.07 Absence of Certain  Changes or Events.  Except as disclosed in
Exhibit 2.07, or permitted in writing by Ambassador, since the date of the most recent Tropical balance sheet:

         (a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Tropical or (ii) any damage, destruction or loss to Tropical (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Tropical;

         (b) Tropical has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Tropical; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

         (c) Tropical has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Tropical balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Tropical; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

         (d) to the best knowledge of Tropical, it has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Tropical.

         Section 2.08 Title and Related Matters. Tropical has good and marketable title to all of its properties, inventory, interest in properties, and assets, real and personal, which are reflected in the most recent Tropical balance sheet or acquired after that date (except properties, inventory, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Tropical Schedules. Except as set forth in the Tropical Schedules, Tropical owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with Tropical's business. Except as set forth in the Tropical Schedules, no third party has any right to, and Tropical has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of Tropical or any material portion of its properties, assets, or rights.

         Section 2.09 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge Tropical after reasonable investigation, threatened by or against Tropical or affecting Tropical or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in Schedule 2.09. Tropical has no knowledge of any default on its part with respect to any judgement, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

         Section 2.10      Contracts.
                           ----------

         (a) Tropical is not a party to, and its assets, products, technology and properties are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral, except as disclosed in
         Schedule 2.10.

         (b) All contracts, agreements, franchises, license agreements, and other commitments to which Tropical is a party or by which its properties are bound and which are material to the operations of Tropical taken as a whole are valid and enforceable by Tropical in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

         (c) Tropical is not a party to or bound by, and the properties of Tropical are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of Tropical; and

         (d) Except as included or described in the Tropical Schedules or reflected in the most recent Tropical balance sheet, Tropical is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice;
         (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which Tropical is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Tropical.

         Section 2.11 Material Contract Defaults. Tropical is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of Tropical and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Tropical has not taken adequate steps to prevent such a default from occurring.

         Section 2.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Tropical is a party or to which any of its assets or operations are subject.

         Section 2.13 Governmental Authorizations. Tropical has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Tropical of this Agreement and the consummation by Tropical of the transactions contemplated hereby.

         Section 2.14 Compliance With Laws and Regulations. To the best of its knowledge, Tropical has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Tropical or except to the extent that noncompliance would not result in the occurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

         Section 2.15 Insurance. All of the properties of Tropical are fully insured for their full replacement cost.

         Section 2.16 Approval of Agreement. The board of directors of Tropical has authorized the execution and delivery of this Agreement by Tropical and has approved this Agreement and the transactions contemplated hereby and will recommend to its shareholders that they approve this Agreement and the transactions contemplated hereby.

         Section 2.17 Continuity of Business Enterprises. Tropical has no commitment or present intention to liquidate Ambassador or sell or otherwise dispose of a material portion of Ambassador' business or assets following the consummation of the transactions contemplated hereby.

         Section 2.18 Material Transactions or Affiliations. Except as disclosed herein and in the Tropical Schedules, there exists no contract, agreement or arrangement between Tropical and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Tropical to own beneficially, 5% or more of the issued and outstanding common stock of Tropical and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 5% shareholder of Tropical has, or has had since inception of Tropical, any known interest, direct or indirect, in any such transaction with Tropical which was material to the business of Tropical. Tropical has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

         Section 2.19 Labor Relations. Tropical has not had work stoppage resulting from labor problems. To the knowledge of Tropical, no union or other collective bargaining organization is organizing or attempting to organize any employee of Tropical.

         Section 2.20 Tropical Schedules. Tropical has delivered to Ambassador the following schedules, which are collectively referred to as the "Tropical Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Tropical to be complete, true, and accurate in all material respects as of the date of this
Agreement:

     (a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of Tropical as in effect as of the date of this Agreement;

     (b) a schedule containing the financial statements of Tropical identified in paragraph 2.04(b);

     (c) a Schedule 2.20(c) containing a list indicating the name and address of each shareholder of Tropical together with the number of shares owned by him, her or it;

     (d) a schedule containing a description of all real property owned by Tropical, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

     (e) copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which Tropical carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of Tropical);

     (f) a schedule listing the accounts receivable and notes and other obligations receivable of Tropical as of June 30, 2001, or thereafter other than in the ordinary course of business of Tropical, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such debtor;

     (g) a schedule listing the accounts payable and notes and other obligations payable of Tropical as of June 30, 2001, or that arose thereafter other than in the ordinary course of the business of Tropical, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by Tropical respecting such obligations;

     (h) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Tropical since June 30, 2001 required to be provided pursuant to section
     2.07 hereof; and

     (i) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Tropical Schedules by Sections 2.01 through 2.19.

         Tropical shall cause the Tropical Schedules and the instruments and data delivered to Ambassador hereunder to be promptly updated after the date hereof up to and including the Closing Date.

         It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by Tropical. Tropical shall have until October 31, 2001 to provide such schedules. If Tropical cannot or fails to do so, or if Ambassador acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, Ambassador may terminate this Agreement by giving written notice to Tropical within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing,
Ambassador may consider a disclosure in the Tropical Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial statements listed in Section 2.04(b), taken as a whole.

         Section 2.21 Bank  Accounts;  Power of Attorney.  Set forth in Schedule
2.21 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Tropical within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Tropical, (b) all safe deposit boxes and other similar custodial arrangements maintained by Tropical within the past twelve (12) months, and (c) the names of all persons holding powers of attorney from Tropical or who are otherwise authorized to act on behalf of Tropical with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

         Section 2.22 Valid Obligation. This Agreement and all agreements and other documents executed by Tropical in connection herewith constitute the valid and binding obligation of Tropical, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

                                   ARTICLE III

                                PLAN OF EXCHANGE

         Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), each Ambassador Shareholder who shall elect to accept the exchange offer described herein (the "Accepting Shareholders"), shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of common stock of Ambassador set forth on Schedule 1.19(c) attached hereto, in the aggregate constituting 100% of the issued and outstanding shares of common stock of Ambassador held by each of such shareholders; the objective of such Exchange being the acquisition by Tropical of 100% of the issued and outstanding common stock of Ambassador. In exchange for the transfer of such securities by the Ambassador Shareholders, Tropical shall issue to the
Ambassador Shareholders (1) an aggregate of 7,500,000 of common stock of Tropical (the "Initial Shares"). At the Closing, each Ambassador Shareholder shall, on surrender of his certificate or certificates representing such Ambassador shares to Tropical or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Initial Shares. Upon consummation of the transaction contemplated herein, assuming participation by all of the Ambassador Shareholders, all of the shares of capital stock of Ambassador shall be held by Tropical.

         Section 3.02 Anti-Dilution. The number of shares of Tropical common stock issuable upon exchange pursuant to Section 3.01 shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Tropical common stock which may occur (i) between the date of the execution of this Agreement and the Closing Date, as to the Initial Shares, and (ii) between the date of the execution of this Agreement and the release date, as to the Additional Shares.

         Section 3.03 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date") but not later than July 31, 2001, subject to the right of Tropical or Ambassador to extend such Closing Date by up to an additional sixty (60) days. Such Closing shall take place at a mutually agreeable time and place.

         Section 3.04 Closing Events. At the Closing, Tropical, Ambassador and each of the Accepting Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. Among other things, Tropical shall provide an opinion of counsel acceptable to Ambassador as to such matters as Ambassador may reasonably request, which shall include, but not be limited to, a statement, to the effect that (i) to such counsel's best knowledge, after reasonable investigation, from inception until the Closing Date, Tropical has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Tropical or except to the extent that noncompliance would not result in the occurrence of any material liability (such compliance including, but not being limited to, the filing of all reports to date with federal and state securities authorities) and (ii) based on a summary of the facts and applicable law, such counsel believes that the Placement described in Section 4.08 below is not subject to "integration" with the offering being made pursuant to the Registration Statement (Ambassador acknowledges that "integration" is a highly factual issue not susceptible to the rendering of a legal opinion and that the statement to be delivered hereunder shall merely constitute a summary of the reasoning which counsel to Tropical believes would apply if a third party were to assert that such offerings should be integrated).

         Section 3.05      Termination.

     (a) This Agreement may be terminated by the board of directors of either Tropical or Ambassador at any time prior to the Closing Date if:

                  (i)  there  shall  be  any  actual  or  threatened  action  or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgement of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange; or

                  (ii)  any  of  the   transactions   contemplated   hereby  are
                  disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgement of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange.

         In the event of termination pursuant to this paragraph (a) of Section 3.05, no obligation, right or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated in accordance with the Expense Sharing Agreement attached hereto as Exhibit "B".

     (b) This Agreement may be terminated by the board of directors of Tropical at any time prior to the Closing Date if:

                  (i) there shall have been any change after the date of the latest balance sheet of Ambassador in the assets, properties, business, or financial condition of Ambassador, which could have a materially adverse effect on the financial statements of Ambassador listed in Section 1.04(a) taken as a whole, except any changes disclosed in the Ambassador Schedules;

                  (ii) the board of directors of Tropical determines in good faith that one or more of Tropical's conditions to Closing has not occurred, through no fault of Tropical.

                  (iii)  Tropical  takes the  termination  action  specified  in
                  Section 1.18 as a result of Ambassador Schedules or updates thereto which Tropical finds unacceptable;

                  (iv) on or before August 31, 2001, Tropical notifies Ambassador that Tropical's investigation pursuant to Section
                  4.01 below has uncovered information which it finds unacceptable by the same criteria set forth in Section 1.19; or

                  (v)  Ambassador  shall fail to comply in any material  respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Ambassador contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof.

If this Agreement is terminated pursuant to this paragraph (b) of Section 3.05, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that Ambassador shall bear its own costs as well as the reasonable costs of Tropical in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities to be issued in the Exchange under the registration requirements, or exemption from the registration requirements, of state and federal securities laws.

     (c) This Agreement may be terminated by the board of directors of Ambassador at any time prior to the Closing Date if:

     (i) there shall have been any change after the date of the latest balance sheet of Tropical in the assets, properties, business or financial condition of Tropical, which could have a material adverse effect on the financial statements of Tropical listed in Section 2.04(b) taken as a whole, except any changes disclosed in the Tropical Schedules;

     (ii) the board of directors of Ambassador determines in good faith that one or more of Ambassador' conditions to Closing has not occurred, through no fault of Ambassador;


     (iii) Ambassador takes the termination action specified in Section 2.20 as a result of Tropical Schedules or updates thereto which Ambassador finds unacceptable;

     (iv) on or before August 31, 2001 Ambassador notifies Tropical that Ambassador' investigation pursuant to Section 4.01 below has uncovered information which it finds unacceptable by the same criteria set forth in
     Section 2.20; or

     (v) Tropical shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Tropical contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof.

If this Agreement is terminated pursuant to this paragraph (c) of Section 3.05, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that Tropical shall bear its own costs as well as the reasonable costs of Ambassador and its principal shareholders incurred in connection with the negotiation, preparation and execution of this Agreement.

                                   ARTICLE IV

                                SPECIAL COVENANTS

         Section 4.01 Access to Properties and Records. Tropical and Ambassador will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Tropical or Ambassador, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Tropical or Ambassador, as the case may be, as the other shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

         Section 4.02 Delivery of Books and Records. At the Closing, Ambassador shall deliver to Tropical the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Ambassador now in the possession of Ambassador or its representatives.

         Section 4.03 Third Party Consents and Certificates. Tropical and Ambassador agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

         Section 4.04 Name Change. At or prior to the Closing Date, Tropical's Board of Directors shall have approved an amendment to the certificate of incorporation to change the name of Tropical to "Ambassador, INC." Such amendment shall be carried out promptly upon approval of the same by the shareholders of Tropical.

         Section 4.05 Tropical Shareholder Meeting. Tropical shall call a special shareholders meeting to be held on or prior to the Closing Date at which meeting the shareholders of Tropical shall be requested to approve, and Tropical's Board of Directors shall recommend approval of, the terms of this Agreement, including the name change and increase in authorized capital described in Section 4.04 and such other matters as shall require shareholder approval hereunder.

     Section 4.06 Consent of Ambassador Shareholders. Ambassador shall use its best efforts to obtain the consent of all Ambassador Shareholders to participate in the Exchange.

     Section 4.07 Designation of Directors and Officers. On or before the Closing Date, Tropical shall increase its board of directors to three (3) persons. Jeffrey Steiner shall be designated as Chairman of the Board of Tropical and Michael Steiner and Dharmesh Patel, shall be designated as additional board members.

     Section 4.08 Exclusive Dealing Rights. Until 5:00 P.M. Eastern Daylight Time on September 10, 2001.

         (a) In recognition of the substantial time and effort which Tropical has spent and will continue to spend in investigating Ambassador and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither Ambassador, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than Tropical and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, (including without limitation, any public or private offering of the common stock of Ambassador) or similar transactions involving Ambassador (all such transactions being referred to as "Ambassador Acquisition Transactions"). If Ambassador receives any proposal with respect to a Ambassador Acquisition Transaction, it will immediately communicate to Tropical the fact that it has received such proposal and the principal terms thereof.

         (b) In recognition of the substantial time and effort which Ambassador has spent and will continue to spend in investigating Tropical and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither Tropical, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than Ambassador and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, (including without limitation, any public or private offering of the common stock of Tropical or similar transactions involving Tropical (all such transactions being referred to as "Tropical Acquisition Transactions"). If Tropical receives any proposal with respect to a Tropical Acquisition Transaction, it will immediately communicate to Ambassador the fact that it has received such proposal and the principal terms thereof.

         Section 4.09      Actions Prior to Closing.

         (a) From and after the date of this Agreement until the Closing Date and except as set forth in the Tropical Schedules or Ambassador Schedules or as permitted or contemplated by this Agreement, Tropical (subject to paragraph (d) below) and Ambassador respectively, will each:

          (i) carry on its business in substantially the same manner as it has heretofore;

          (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

          (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

          (iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

          (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

          (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

     (b) From and after the date of this Agreement until the Closing Date, neither Tropical nor Ambassador will:

          (i) make any changes in their articles or certificate of incorporation or bylaws;

          (ii) take any action described in Section 1.07 in the case of Ambassador, or in Section 2.07, in the case of Tropical (all except as permitted therein or as disclosed in the applicable party's schedules);

          (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

          (iv) sell any assets or discontinue any operations (other than the Divestiture), sell any shares of capital stock (other than as contemplated in Sections 4.07 and 4.08 hereof and the sale of securities underlying existing warrants or options of Tropical) or conduct any similar transactions other than in the ordinary course of business.

     (C) In light of the fact that Ambassador' shareholders will control Tropical as a result of the Exchange, from and after the date of this Agreement until the Closing Date, Tropical shall take no action which is material to its business without the prior written approval of Ambassador, which Ambassador may give or withhold in its sole discretion after consultation with Tropical.

         Section 4.10      Sales Under Rule 144 or 145,If Applicable.

         (a) Tropical will use its best efforts to at all times comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including timely filing of all periodic reports required under the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

         (b) Upon being informed in writing by any such person holding restricted stock of Tropical that such person intends to sell any shares under Rule 144, Rule 145 or Regulation S promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Tropical will certify in writing to such person that it has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person's restricted stock under Rule 144, 145 or Regulation S, as may be applicable in the circumstances, or will inform such person in writing that it has not filed any such report or reports.

         (c) If any certificate representing any such restricted stock is presented to Tropical's transfer agent for registration of transfer in connection with any sale theretofore made under Rule 144, 145 or Regulation S, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to Tropical and its counsel that the stock transfer has complied with the requirements of Rule 144, 145 or Regulation S, as the case may be, Tropical will promptly instruct its transfer agent to register such shares and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, 145 or Regulation S, as the case may be, free of any stop transfer order or restrictive legend. The provisions of this Section 4.11 shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

         Section 4.11      Indemnification.

         (a) Ambassador hereby agrees to indemnify Tropical and each of the officers, agents and directors of Tropical as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

         (b) Tropical hereby agrees to indemnify Ambassador and each of the officers, agents, and directors of Ambassador and each of the
         Ambassador Shareholders as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

         Section 4.12      Limitation of Subsequent Corporate Actions.

                  It is expressly understood and agreed that Tropical, the shareholders of Ambassador, and their affiliates, will take all steps necessary to ensure that for a period of eighteen months following this Agreement:

     (a)  there shall be no reverse split of the Tropical's common stock;

     (b) and that the assets of Tropical shall remain in Tropical as part of its business operations;

     (c) that Tropical will not issue shares for any consideration less than $1 per share.

     Section 4.13 Indemnification of Subsequent Corporate Actions.

          (a) No officer, director, controlling shareholder, agent or representative of Tropical, or any other person currently affiliated with Tropical, has offered or agreed to assist in the promotion, market making, development, enhancement, or support of Tropical's business, capital raising, or securities market.

          (b) Tropical hereby represents and warrants that it will indemnify and hold harmless any officer, director, controlling shareholder, agent or representative of Tropical, or any other person affiliated with Tropical, from any decisions, activities, or conduct of Tropical contemporaneous with, or subsequent to this Agreement.

                                    ARTICLE V

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF Tropical

         The obligations of Tropical under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

         Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Ambassador in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). Ambassador shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Ambassador prior to or at the Closing. Tropical shall be furnished with a certificate, signed by a duly authorized executive officer of Ambassador and dated the Closing Date, to the foregoing effect.

         Section 5.02 Officer's Certificate. Tropical shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Ambassador to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Ambassador threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Ambassador Schedules, by or against Ambassador, which might result in any material adverse change in any of the assets, properties, business, or operations of Ambassador.

         Section 5.03 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any change in the financial condition, business, or operations of Ambassador nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 1.19.

         Section 5.04 Good Standing. Tropical shall have received a certificate of good standing from the State of California, dated as of a date within ten days prior to the Closing Date certifying that Ambassador is in good standing as a corporation in the State of Delaware.

         Section 5.05 Approval by Ambassador Shareholders. The Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the holders of not less than ninety percent (90%) of the outstanding common stock of Ambassador, unless a lesser number is agreed to by Tropical.

         Section 5.06 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

         Section 5.07 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Tropical and Ambassador after the Closing Date on the basis as presently operated shall have been obtained.

         Section 5.08      Other Items.
                           ------------

         (a) Tropical shall have received a list of Ambassador' shareholders containing the name, address, and number of shares held by each Ambassador shareholder as of the date of Closing, certified by an executive officer of Ambassador as being true, complete and accurate; and

         (b) Tropical shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Tropical may reasonably request.

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF Ambassador
                         AND THE AMBASSADOR SHAREHOLDERS

         The obligations of Ambassador and the Ambassador Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

         Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Tropical in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, Tropical shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Tropical and shall have satisfied the conditions described below prior to or at the Closing:

          (a) Immediately prior to the Closing, Tropical shall have no more than an aggregate of 4,590,127 shares of common stock issued and outstanding or issuable pursuant to outstanding warrants and options, excluding any shares and warrants issuable pursuant to the Exchange or the Placement.

          (b) The shareholders of Tropical shall have approved the Exchange and the related transactions described herein.

Ambassador  shall  have  been  furnished  with  certificates,   signed  by  duly
authorized executive officers of Tropical and dated the Closing Date, to the foregoing effect.

         Section 6.02 Officer's Certificate. Ambassador shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Tropical, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of Tropical threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Tropical Schedules, by or against Tropical, which might result in any material adverse change in any of the assets, properties or operations of Tropical.

         Section 6.03 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any change in the financial condition, business or operations of Tropical nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 2.20.

         Section 6.04 Good Standing. Ambassador shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Tropical is in good standing as a corporation in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

         Section 6.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

         Section 6.06 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Tropical and Ambassador after the Closing Date on the basis as presently operated shall have been obtained.

         Section 6.07 Other Items. Ambassador shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Ambassador may reasonably request.

                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.01 Brokers. Tropical and Ambassador agree that, except as set out on Schedule 7.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. Tropical and Ambassador each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

         Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States, (b) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

         Section 7.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

          If to Tropical, to:       TROPICAL LEISURE RESORTS, INC.
                                    6975 South Union Park Center, Suite 600
                                    Midvale, Utah 84047

          If to Ambassador, to:     AMBASSADOR CASINO CRUISES,INC.
                                    2030 South Ocean Drive, Suite 912
                                    Halandale, FL 33009

         With copies to:            Vanderkam & Sanders
                                    440 Louisiana, #475
                                    Houston, Texas 77002

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

         Section 7.04 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgement rendered therein.

         Section 7.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

         Section 7.06 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

         Section 7.07 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

         Section 7.08 Third Party Beneficiaries. This contract is strictly between Tropical and Ambassador, and, except as specifically provided, no director, officer, stockholder (other than the Ambassador Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

         Section 7.09 Expenses. Subject to Sections 3.05 and 7.04 above, whether or not the Exchange is consummated, each of Tropical and Ambassador will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

         Section 7.10 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

         Section 7.11 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

         Section 7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

         Section 7.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

         Section 7.14 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

         IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

ATTEST:                                 TROPICAL LEISURE RESORTS, INC.


                                        BY:
-----------------------------------        -------------------------------------
Secretary or Assistant Secretary                 President


ATTEST:                                 AMBASSADOR CASINO CRUISES, INC.


                                        BY:
------------------------------------       -------------------------------------
Secretary or Assistant Secretary                 Manager

         The undersigned shareholders of AMBASSADOR CASINO CRUISES, INC. hereby agree to participate in the Exchange on the terms set forth above. Subject to
Section 7.11 above, each of the undersigned hereby represents and affirms that he has read each of the representations and warranties of AMBASSADOR CASINO CRUISES, INC. set out in Article I hereof and that, to the best of his knowledge, all of such representations and warranties are true and correct.



                                              __________________, individually



                                              __________________, individually